                                                                 EXHIBIT 99.15

         THIS SECURITY HAS BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY AND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR UNDER ANY APPLICABLE STATE SECURITIES LAWS. THIS SECURITY MAY NOT BE SOLD OR OTHERWISE TRANSFERRED OR PLEDGED, EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR SUCH APPLICABLE STATE SECURITIES LAWS, OR IF THE PROPOSED TRANSFER MAY BE EFFECTED WITHOUT REGISTRATION UNDER THE SECURITIES ACT OR REGISTRATION OR QUALIFICATION UNDER APPLICABLE STATE SECURITIES LAWS. THIS SECURITY IS SUBJECT TO THE TERMS AND PROVISIONS OF THE SECURITIES PURCHASE AGREEMENT (THE "PURCHASE AGREEMENT") AMONG EXCHANGE APPLICATIONS, INC., EXSTATIC SOFTWARE, INC. AND THE PURCHASERS THEREIN, DATED AS OF APRIL__, 2002, AS AMENDED FROM TIME TO TIME, AND THE HOLDERS OF THIS SECURITY ARE ENTITLED TO THE BENEFITS THEREOF.

             EXCHANGE APPLICATIONS, INC. AND EXSTATIC SOFTWARE, INC.

                         CONTINGENT VALUE RIGHT ("CVR")

                                                              New York, New York
                                                                  April __, 2002

    Section 1. General.

         (a) General. For value received, EXCHANGE APPLICATIONS, INC., a Delaware corporation (the "Company") and EXSTATIC SOFTWARE, INC. (f/k/a Gino Borland, Inc.), a Washington corporation ("eXstatic") (the Company and eXstatic, including any successors of the Company or eXstatic (by way of merger, consolidation, sale or otherwise) together, the "Payors"), hereby promise to pay to the order of the Payees identified on Annex I hereto or such payees' assigns (the "Payees"), the CVR Value (defined below). The portion of the CVR Value payable to each Payee hereunder shall be payable by wire transfer of immediately available funds to the account of each Payee or by certified or official bank check payable to each Payee mailed to each Payee at the address of each Payee as set forth on Annex I hereto or such other address as shall be designated in writing by such Payee to the Payors. Each Payee shall be entitled to receive the portion of the aggregate CVR Value payable to the Payees hereunder, as determined pursuant to Section 1(c) hereof, that corresponds to the percentage listed under the column entitled "Commitment Percentage" on Annex I hereto. Capitalized terms used and not otherwise defined herein have the meanings ascribed thereto in the Purchase Agreement.

         (b) The Trigger Event; Termination. The CVR shall be redeemable by the Payees at any time on or after the earliest to occur of: (i) the consummation of a Sale of the Company, (ii) such time as the Company's consolidated trailing twelve month revenues (as determined in accordance with GAAP and consistent with past practice of the Company) exceed $50,000,000 (the "Revenue Target") or (iii) such time as the Company's consolidated trailing twelve month earnings before interest, taxes, depreciation and amortization (without giving effect to extraordinary or non-recurring items or non-cash charges) (as determined in accordance with GAAP and consistent with past practice of the Company) ("EBITDA") exceeds $10,000,000 (the "EBITDA Target") (each of the Sale of the Company, the achievement of the Revenue Target and the achievement of the EBITDA Target, a "Trigger Event").

         (c) Notwithstanding the foregoing, if (i) the CVR has not been redeemed by the earlier of (x) first anniversary of the first Trigger Event or, (y) 30 days after the consummation of a Sale of the Company, or (ii) no Trigger Event has occurred prior to the fifth anniversary of the date hereof, and the Payees' have received a certificate signed by the Chief Executive Officer or President of the Company that no Trigger Event has occurred as of such time, each of (i) and (ii) a "Termination Date" (the "Termination Date") then this CVR shall automatically terminate on the Termination Date, and the Payee shall not be entitled to any payment hereunder.

         (d) CVR Value. The amount payable by the Payors upon a redemption of the CVR following a Trigger Event shall be equal to the greatest of the following amounts (the "CVR Value"):

                  (i) $3,000,000, if the Trigger Event giving rise to such right of redemption pursuant to Section 1(b) is a Sale of the Company;

                  (ii) the greater of (x) $3,000,000 and (y) 7% of the Company's consolidated revenues (as determined in accordance with GAAP) for the immediately preceding twelve month period, if the Trigger Event giving rise to such right of redemption pursuant to Section 1(b) is the Company's meeting the Revenue Target; provided, that the maximum amount payable pursuant to this Section 1(d)(ii) shall be $10,000,000, or

                  (iii) $3,000,000 if the Trigger Event giving rise to such right of redemption pursuant to Section 1(b) is the Company's meeting the EBITDA Target.

         (e) Joint and Several Obligations. Each Payor shall be jointly and severally liable to each Payee for all of the monetary and other obligations of the Payors under this CVR.

         (f) Additional Provisions.

                  (i) If the Company has satisfied more than one Trigger Event at the time the Note Majority elects to redeem the CVR, then the CVR Value shall be equal to the highest possible CVR Value at such time as determined pursuant to Section 1(c) above.

                  (ii) No later than ten days following the end of each calendar month until the occurrence of a Trigger Event or the Termination Date, the Company shall deliver to each Payee a certificate of the Chief Financial Officer of the Company certifying as to: (i) the Company's consolidated revenues and EBITDA for the immediately preceding twelve month period, as determined in accordance with GAAP, along with the supporting materials used by the Company to prepare such calculations and (ii) whether a Trigger Event has occurred because either the Revenue Target or the EBITDA Target has been achieved. For the avoidance of doubt, in no event shall the Payees be deemed to have waived their rights under this CVR if they receive notice of a Trigger Event from the Company but do not respond to such notice. If the Note Majority disagrees in good faith with either such calculation, the Company and the Payees shall submit such calculation, the supporting materials used by the Company to prepare such calculation, and a brief description of the Payees' basis for disputing such calculation to the Company's independent auditors for resolution, which resolution, absent manifest error, shall be final and binding on the Payees and the Company for purposes hereof. All fees and expenses related to such resolution by the Company's independent auditors shall be borne by the Company.

                  (iii) No Trigger Event that has been deemed or certified to have occurred pursuant to Section 1(c)(ii) or (iii) above shall be revoked, rescinded or otherwise affected by any subsequent restatement(s) of the Company's consolidated financial statements, even if the effect of such restatement(s), either individually or in the aggregate, would be that the Company had not in fact achieved the Revenue Target or EBITDA Target, as the case may be, for the period(s) with respect to which such restatement(s) applied.

                  (iv) The Company shall provide each Payee with prompt written notice of its entering into any agreement which is reasonably likely to result in a Sale of the Company.

         Section 2. Subordination.

                  Notwithstanding anything set forth in this CVR to the contrary, the Payees' right to receive payment hereunder upon demand therefor shall be subject to the Company's prior repayment in full of the Company's obligations to Silicon Valley Bank pursuant to the SVB Facilities, and shall be subject to the terms and conditions of the Collateral Agency and Intercreditor Agreement dated as of August 29, 2001, as amended, supplemented, replaced from time to time (including Amendment No. 1 to the Collateral Agency and Intercreditor Agreement, dated as of the date hereof).

         Section 3. Defenses.

                  The obligations of the Payors under this CVR shall not be subject to reduction, limitation, impairment, termination, defense, set-off, counterclaim or recoupment for any reason.

         Section 4. Exchange or Replacement of CVR.

                  Upon receipt by the Payors of evidence satisfactory to it of the loss, theft, destruction, or mutilation of this CVR, and (in case of loss, theft or destruction) of an indemnity reasonably satisfactory to it, and upon surrender and cancellation of this CVR, if mutilated, the Payors will deliver a new CVR of like tenor in lieu of this CVR. Any CVR delivered in accordance with the provisions of this Section 4 shall be dated as of the date of this CVR.

         Section 5. Attorneys' and Collection Fees.

                  Should the obligations evidenced by this CVR or any part hereof be collected at law or in equity or in bankruptcy, receivership or other court proceedings, or this CVR be placed in the hands of attorneys for collection, the Payors agree to pay, in addition to the amounts due and payable hereon, all reasonable costs of collection, including reasonable attorneys' fees and expenses, incurred by the Payees in collecting or enforcing this CVR.

         Section 6. Waivers.

         (a) Each Payor hereby waives presentment, demand for payment, notice of dishonor, notice of protest and all other notices or demands in connection with the delivery, acceptance, performance or default of this CVR.

         (b) No delay by any Payee or the Note Majority in exercising any power or right hereunder shall operate as a waiver of any power or right, nor shall any single or partial exercise of any power or right preclude other or further exercise thereof, or the exercise of any other power or right hereunder or otherwise; and no waiver whatsoever or modification of the terms hereof shall be valid unless set forth in writing by the Note Majority and then only to the extent set forth therein.

         Section 7. Amendments and Waivers.

                  Except for amendments that are made to reflect transfers among the Payees and/or its Affiliates, and do not increase the overall amount of the Company's obligations hereunder, no provision of this CVR may be amended or waived except if such amendment and waiver is in writing and is signed, in the case of an amendment, by the Payors and a Note Majority, or, in the case of a waiver, by the party against whom the waiver is to be effective. The Note Majority shall be entitled to execute and deliver any amendment hereto or any waiver on behalf of all Payees.

         Section 8. Governing Law.

                  This CVR is made and delivered in, and shall be governed by and construed in accordance with the laws of the State of New York (without giving effect to principles of conflicts of laws).

         Section 9. Notices.

                  The terms and provisions of Section 8.4 of the Purchase Agreement are expressly incorporated into this CVR.

         Section 10. Severability.

                  If any provision of this CVR is held in any jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this CVR or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, such provision shall automatically be amended to the extent (but only to the extent) necessary to make it not invalid, prohibited or unenforceable in such jurisdiction, without invalidating the remaining provisions of this CVR or amending or affecting the validity or enforceability of such provision in any other jurisdiction.

         Section 11. Assignment.

                  Neither the Payors nor any Payee may assign their respective rights or obligations hereunder to any Person, except that each Payee may assign any of its rights and obligations hereunder to its members, limited partners or any Affiliate of such Payee; provided, that the assignment assigns at least $500,000 in face amount of this CVR.

                                    * * * * *

                  IN WITNESS WHEREOF, each Payor has duly executed and delivered this CVR as of the date first written above.

                                           EXCHANGE APPLICATIONS, INC.

                                           By:
                                                 -------------------------------
                                                 Name: J. Chris Wagner
                                                 Title:   President and CEO



                                           EXSTATIC SOFTWARE, INC.

                                           By:
                                                 -------------------------------
                                                 Name: J. Chris Wagner
                                                 Title:   President and CEO

                                                                         Annex I

                                                             COMMITTED
             PAYEE                                           PERCENTAGE
             -----                                           ----------
Insight Venture Partners IV, L.P.                             79.05910%

Insight Venture Partners (Cayman) IV, L.P.                    10.56955%

Insight Venture Partners IV (Fund B), L.P.                     0.62820%

Insight Venture Partners IV (Co-Investors), L.P.               9.74315%

Totals                                                             100%